Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Kenneth Julian 717.730.3683 kjulian@harsco.com

HARSCO EXTENDS REVOLVING CREDIT FACILITY FOR
$500 MILLION WITH AMENDED TERMS

CAMP HILL, PA (March 30, 2015) . . . Harsco Corporation (NYSE: HSC) announced today it has successfully entered into an amendment of its five-year credit agreement from 2012 that increases the Company’s access to funds and, after completing the refinancing of the Company’s October 2015 Senior Notes, will extend the termination date to June 2019. The amended $500 million facility was issued through a multi-national consortium of 11 banks, co-led by Citibank, JPMorgan Chase and HSBC.

“We are extremely pleased with the continued confidence of the global lending community in Harsco’s financial capacity and long-term outlook,” said Peter F. Minan, Chief Financial Officer. “This extended facility, which was oversubscribed, provides greater financial flexibility and substantial, back-up liquidity to support our ongoing transformation.”

Harsco Corporation is a diversified industrial company serving major industries that are fundamental to worldwide growth and development, including steel and metals, railways and energy. Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.
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